EXHIBIT 8.2

March 27, 2020

The Bank of Waynesboro

201 South Main Street

Waynesboro, TN 38485

Re:	Plan of Bank Merger

To the Board of Directors:

We have acted as counsel to The Bank of Waynesboro, a Tennessee chartered bank (“BOW”), in connection with the proposed merger (the “Merger”) of BOW with and into CapStar Bank, a Tennessee chartered bank (“Purchaser Bank”), and a wholly owned subsidiary of CapStar Financial Holdings, Inc., a Tennessee corporation (“Purchaser”), with Purchaser Bank surviving, pursuant to that certain Plan of Bank Merger (the “Merger Agreement”),1 dated as of January 23, 2020, by and among Purchaser, Purchaser Bank, and BOW. Pursuant to Section 6.1(g) of the Merger Agreement, the completion of the FCB Merger is a condition to the closing of the Merger.

You have requested our opinion regarding whether the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). This opinion is being furnished to you in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act.

In providing our opinion, we have examined and are familiar with originals and copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, the Registration Statement on Form S-4 filed by Purchaser with the Securities and Exchange Commission (the “Registration Statement”) on March 6, 2020, as amended or supplemented through the date hereof, including the proxy statements/prospectus forming a part thereof, and such other documents as we have deemed necessary or appropriate for purposes of our opinion. In all our examinations, we have assumed, or will assume, the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies or drafts.

[1]	Unless otherwise indicated, each capitalized term used but not defined herein has the meaning ascribed to it in the Merger Agreement.

The Bank of Waynesboro

March 27, 2020

In addition, we have assumed that (i) the Merger will be consummated in the manner contemplated by the Registration Statement and in accordance with the provisions of the Merger Agreement; (ii) the statements concerning the Merger set forth in the Merger Agreement and the Registration Statement are true, correct, and complete; (iii) the representations made to us by BOW and Purchaser in their respective letters delivered to us for purposes of these opinions (the “Representation Letters”) are true, correct, and complete and will be true, correct, and complete in all material respects as of the Effective Time; and (iv) any representations made in the Representation Letters or in the Merger Agreement to the “Knowledge” of the representing party, or similarly qualified, are true, correct, and complete in all material respects, in each case without such qualification. We have also assumed, with the consent of BOW and Purchaser, that the parties have complied with and, if applicable, will continue to comply with the relevant covenants contained in the Merger Agreement. If any of the above-described assumptions are untrue for any reason or if the Merger is consummated in a manner that is inconsistent with the manner described in the Merger Agreement or the Registration Statement, our opinions as expressed below may be adversely affected and may not be relied upon.

Based on and subject to the foregoing, and subject to the qualifications, assumptions, and limitations stated herein, we are of the opinion that:

1.	The Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; and

2.

The discussion set forth in the Registration Statement under the caption “Material United States Federal Income Tax Consequences”, insofar as it presents legal conclusions with respect to matters of U.S. federal income tax law, subject to the limitations and qualifications referred to therein, accurately sets forth the material U.S. federal income tax consequences of the Merger and constitutes the opinion of Butler Snow LLP.

We express no opinion on any issue relating to U.S. federal income tax consequences other than those described herein, or on any issue of any state, local, foreign or other tax laws. Further, our opinions are not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service or a court will not take a contrary position. These opinions are expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the matters stated, represented or assumed herein or any subsequent changes in applicable law, rules or regulations or interpretations thereof.

The opinions expressed herein are based upon existing statutory, regulatory and judicial authority, any of which may be changed at any time with retroactive effect, which changes could affect our opinions. Our opinions are limited to the tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger or any other transactions.

The Bank of Waynesboro

March 27, 2020

These opinions are being delivered to you solely for the purpose of being included as an exhibit to the Registration Statement and they are not to be relied upon for any other purpose without our prior written consent. To that end, we hereby consent to the filing of this opinion letter as Exhibit 8.2 to the Registration Statement and to the reference to our firm under the heading “Material United States Federal Income Tax Consequences” therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ Butler Snow LLP

BUTLER SNOW LLP